Citigroup Global Markets Holdings Inc.	August 4, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH18312 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on the terms described below. Your return on the securities will depend on the performance of the S&P 500® Equal Weight Index (the “underlying index”) from the initial index level to the final index level.

▪	The securities offer the potential for automatic early redemption at a premium following the potential autocall date if the closing level of the underlying index on that date is greater than or equal to the initial index level. If the securities are not automatically redeemed prior to maturity, the securities will provide for modified exposure to the performance of the underlying index, with (i) a return of the stated principal amount plus a premium if the final index level is greater than or equal to the final buffer level specified below, (ii) 1-to-1 participation in any appreciation of the underlying index in excess of the premium applicable to the final valuation date and (iii) a limited buffer against the potential depreciation of the underlying index as described below. In exchange for these features, investors in the securities must be willing to (i) forgo any dividends that may be paid on the underlying index and (ii) accept leveraged downside exposure to the underlying index if the final index level is less than the final buffer level. If the underlying index depreciates by more than the buffer percentage from the initial index level to the final index level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final index level, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The S&P 500® Equal Weight Index (ticker symbol: “SPW”)
Aggregate stated principal amount:	$2,285,000
Stated principal amount:	$1,000 per security
Pricing date:	August 4, 2023
Issue date:	August 9, 2023
Potential autocall date:	August 16, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur as if such date were a final valuation date
Final valuation date:	August 4, 2025, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, August 7, 2025, subject to postponement as described under “Additional Information” below
Automatic early redemption:	If, on the potential autocall date, the closing level of the underlying index is greater than or equal to the initial index level, each security you then hold will be automatically redeemed on the third business day immediately following that potential autocall date for an amount in cash equal to $1,000 plus the related premium. If the securities are automatically redeemed following the potential autocall date, the related premium may represent a return on the securities that is significantly less than the appreciation of the underlying index from the pricing date to the potential autocall date.
Premium:

The premium applicable to the potential autocall date and the final valuation date is set forth below.

•    August 16, 2024:                9.00% of the stated principal amount

•    Final valuation date:            18.00% of the stated principal amount

Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will be entitled to receive at maturity, for each $1,000 stated principal amount security you then hold:

▪  If the final index level is greater than or equal to the final buffer level:

$1,000 + the greater of (i) the premium applicable to the final valuation date and (ii) ($1,000 × the index return)

▪  If the final index level is less than the final buffer level: $1,000 + [$1,000 × the buffer rate × (the index return + the buffer percentage)]

If the final index level is less than the final buffer level, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, or all, of your investment.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(3)	Proceeds to issuer(3)
Per security:	$1,000.00	$15.00	$985.00
Total:	$2,285,000.00	$34,275.00	$2,250,725.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $971.80 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fiduciary accounts is $985.00 per security.

(3) CGMI will receive an underwriting fee of $15.00 for each security sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-10 dated March 7, 2023       Underlying Supplement No. 11 dated March 7, 2023

Prospectus Supplement and Prospectus, each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

KEY TERMS (continued)
Initial index level:	6,141.79, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Final buffer level:	5,524.54, 89.95% of the initial index level
Buffer percentage:	10.05%
Buffer rate:	The initial index level divided by the final buffer level, which is 111.173%
CUSIP / ISIN:	17291RWB4 / US17291RWB40
August 2023	PS-2

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether the securities are automatically redeemed as well as your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement (except as set forth in the next paragraph). The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the Final Valuation Date; Postponement of the Maturity Date. If the scheduled final valuation date is not a scheduled trading day, the final valuation date will be postponed to the next succeeding scheduled trading day. In addition, if a market disruption event occurs on the scheduled final valuation date, the calculation agent may, but is not required to, postpone the final valuation date to the next succeeding scheduled trading day on which a market disruption event does not occur. However, in no event will the scheduled final valuation date be postponed more than five scheduled trading days after the originally scheduled final valuation date as a result of a market disruption event occurring on the scheduled final valuation date. If the final valuation date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the final valuation date as postponed. The provisions in this paragraph supersede the related provisions in the accompanying product supplement to the extent the provisions in this paragraph are inconsistent with those provisions. The terms “scheduled trading day” and “market disruption event” are defined in the accompanying product supplement.

August 2023	PS-3

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Hypothetical Payment Upon Automatic Early Redemption

The table below illustrates how the amount payable per security will be calculated if the closing level of the underlying index on the potential autocall date is greater than or equal to the initial index level or the final index level with respect to the final valuation date is greater than or equal to the final buffer level.

If the closing level of the underlying index on the potential autocall date is greater than or equal to the initial index level or the final index level with respect to the final valuation date is greater than or equal to the final buffer level…	. . . then you will receive the following payment per $1,000 security upon automatic early redemption or at maturity, as applicable:
August 16, 2024	$1,000.00 + the applicable premium = $1,000.00 + $90.00 = $1,090.00
Final valuation date	$1,000 + the greater of (i) the applicable premium and (ii) ($1,000 × the index return) = $1,000 + the greater of (i) $180.00 and (ii) ($1,000 × the index return)

If the closing level of the underlying index on the autocall date is less than the initial index level and the final index level is less than the final buffer level, you will not receive the payment indicated above following that date. In order to receive the payment indicated above, the closing level of the underlying index on the potential autocall date must be greater than or equal to the initial index level or the final index level must be greater than or equal to the final buffer level.

August 2023	PS-4

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Payment at Maturity Diagram

The diagram below illustrates your payment at maturity, assuming the securities have not previously been automatically redeemed, for a range of hypothetical index returns.

Investors in the securities will not receive any dividends that may be paid on the underlying index. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors— Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index” below.

Payment at Maturity Diagram

■ The Securities	■ The Underlying Index
August 2023	PS-5

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Hypothetical Examples of the Payment at Maturity

The table and examples below illustrate various hypothetical payments at maturity assuming a hypothetical initial index level of 100.00, a hypothetical final buffer level of 89.95 and various hypothetical final index levels, assuming the securities are not automatically redeemed prior to maturity. Your actual payment at maturity per security will depend on the actual initial index level, final buffer level and final index level and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the securities. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

Hypothetical Final Index Level	Hypothetical Index Return	Hypothetical Payment at Maturity per Security	Hypothetical Total Return on Securities at Maturity(1)
200.00	100.00%	$2,000.00	100.00%
190.00	90.00%	$1,900.00	90.00%
180.00	80.00%	$1,800.00	80.00%
170.00	70.00%	$1,700.00	70.00%
160.00	60.00%	$1,600.00	60.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
118.00	18.00%	$1,180.00	18.00%
110.00	10.00%	$1,180.00	18.00%
105.00	5.00%	$1,180.00	18.00%
100.00	0.00%	$1,180.00	18.00%
95.00	-5.00%	$1,180.00	18.00%
89.95	-10.05%	$1,180.00	18.00%
89.94	-10.06%	$999.89	-0.01%
80.00	-20.00%	$889.38	-11.06%
70.00	-30.00%	$778.21	-22.18%
60.00	-40.00%	$667.04	-33.30%
50.00	-50.00%	$555.86	-44.41%
40.00	-60.00%	$444.69	-55.53%
30.00	-70.00%	$333.52	-66.65%
20.00	-80.00%	$222.35	-77.77%
10.00	-90.00%	$111.17	-88.88%
0.00	-100.00%	$0.00	-100.00%

(1) Hypothetical total return on securities at maturity = (i) hypothetical payment at maturity per security minus $1,000 stated principal amount per security, divided by (ii) $1,000 stated principal amount per security

Example 1—Upside Scenario A. The hypothetical final index level is 95.00 (a 5.00% decrease from the hypothetical initial index level), which is greater than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + the greater of (i) the premium applicable to the final valuation date and (ii) ($1,000 × the index return)

= $1,000 + the greater of (i) $180.00 and (ii) ($1,000 × -5.00%)

= $1,000 + $180.00

= $1, 180.00

In this scenario, the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level and the premium applicable to the final valuation date is greater than the return you would have received based on the performance of the underlying index. As a result, your payment at maturity per security would be equal to the $1,000 stated principal amount plus the premium applicable to the final valuation date.

August 2023	PS-6

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Example 2—Upside Scenario B. The hypothetical final index level is 175.00 (a 75.00% increase from the hypothetical initial index level), which is greater than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + the greater of (i) the premium applicable to the final valuation date and (ii) ($1,000 × the index return)

= $1,000 + the greater of (i) $180.00 and (ii) ($1,000 × 75%)

= $1,000 + $750.00

= $1,750.00

In this scenario, the underlying index appreciated from the hypothetical initial index level to the hypothetical final index level and the 75% return based on the performance of the underlying index is greater than the premium applicable to the final valuation date. As a result, your total return on the securities at maturity would reflect 1-to-1 exposure to the positive performance of the underlying.

Example 3—Downside Scenario A. The hypothetical final index level is 70.00 (a 30.00% decrease from the hypothetical initial index level), which is less than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the index return + the buffer percentage)]

= $1,000 + [$1,000 × 1.11173 × (-30.00% + 10.05%)]

= $1,000 + -$221.79

= $778.21

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than the 10.05% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the underlying index declined beyond the 10% buffer percentage. In this scenario, the underlying index depreciated by 30.00% and you would lose 22.18% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the underlying index and the loss on the securities) of 7.82%.

Example 4—Downside Scenario B. The hypothetical final index level is 30.00 (a 70.00% decrease from the hypothetical initial index level), which is less than the hypothetical final buffer level.

Payment at maturity per security = $1,000 + [$1,000 × the buffer rate × (the index return + the buffer percentage)]

= $1,000 + [$1,000 × 1.11173 × (-70.00% + 10.05%)]

= $1,000 + -$666.48

= $333.52

Because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level by more than the 10.05% buffer percentage, you would lose more than 1% of the stated principal amount of your securities for every 1% the underlying index declined beyond the 10% buffer percentage. In this scenario, the underlying index depreciated by 70.00% and you would lose 66.65% of the stated principal amount at maturity; therefore, the securities would provide an effective buffer (which is the difference between the depreciation of the underlying index and the loss on the securities) of 3.35%. A comparison of this example with the previous example illustrates the diminishing benefit of the buffer the greater the depreciation of the underlying index.

August 2023	PS-7

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. Instead, your payment at maturity will depend on the performance of the underlying index. If the securities are not automatically redeemed prior to maturity and the final index level is less than the final buffer level, you will lose more than 1% of the stated principal amount of your securities for every 1% by which the underlying index has depreciated by more than the buffer percentage. You should understand that any decline in the final index level in excess of the buffer percentage will result in a magnified loss to your investment by the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final index level, the less benefit you will receive from the buffer. There is no minimum payment at maturity, and you may lose up to all of your investment.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

▪	Your payment at maturity depends on the closing level of the underlying index on a limited number of dates. Because your payment at maturity depends on the closing level of the underlying index solely on the relevant potential autocall date and the final valuation date, you are subject to the risk that the closing level of the underlying index on the applicable day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying index or in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. The securities will be automatically redeemed prior to maturity if the closing level of the underlying index on the potential autocall date is greater than or equal to the initial index level. Thus, the term of the securities may be limited to as short as approximately one year. If the securities are automatically redeemed prior to maturity, you will not have the opportunity to participate in any appreciation of the underlying index. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

August 2023	PS-8

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The S&P 500® Equal Weight Index may underperform the S&P 500® Index. The S&P 500® Equal Weight Index is composed of the same constituents as the S&P 500® Index, but weights those constituents equally (as rebalanced each quarter) rather than based on market capitalization as in the S&P 500® Index. As a result, the companies with the largest market capitalizations will have a smaller impact on the performance of the S&P 500® Equal Weight Index than on the performance of the S&P 500® Index. If larger market capitalization companies outperform smaller market capitalization companies, then the S&P 500® Equal Weight Index will underperform the S&P 500® Index, perhaps significantly.

August 2023	PS-9

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

▪	Our offering of the securities does not constitute a recommendation of the underlying index by CGMI or its affiliates or by the placement agents or their affiliates. The fact that we are offering the securities does not mean that we believe, or that the placement agents or their affiliates believe, that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks over the term of the securities, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates or the placement agents or their affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates and the placement agents and their affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or the placement agents or their affiliates while the value of the securities declines.

▪	We and our affiliates or the placement agents or their affiliates may have economic interests that are adverse to yours as a result of our affiliates’ or their business activities. Our affiliates or the placement agents or their affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or the placement agents or their affiliates may acquire non-public information about such issuers, which we and they will not disclose to you. Moreover, if any of our affiliates or the placement agents or their affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2023	PS-10

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Information About the S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization weighted S&P 500® Index. The S&P 500® Equal Weight Index is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Annex A” in this pricing supplement for additional information.

We have derived all information regarding the S&P 500® Equal Weight Index from publicly available information and have not independently verified any information regarding the S&P 500® Equal Weight Index. This pricing supplement relates only to the securities and not to the S&P 500® Equal Weight Index. We make no representation as to the performance of the S&P 500® Equal Weight Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Equal Weight Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the underlying index on August 4, 2023 was 6,141.79.

The graph below shows the closing level of the underlying index for each day such level was available from January 2, 2013 to August 4, 2023. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Equal Weight Index – Historical Closing Levels January 2, 2013 to August 4, 2023

August 2023	PS-11

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

August 2023	PS-12

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $15.00 for each security sold in this offering.  J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each security they sell in this offering to accounts other than fiduciary accounts.  The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents.  CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically redeemed.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

August 2023	PS-13

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

August 2023	PS-14

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Annex A

Description of the S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P Dow Jones”). All information contained in this pricing supplement regarding the S&P 500® Equal Weight Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Equal Weight Index. The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. S&P Dow Jones is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The S&P 500® Equal Weight Index began publishing on January 8, 2003 and has a base date of December 29, 1989. The price return version of the S&P 500® Equal Weight Index is reported by Bloomberg, L.P. under the ticker symbol “SPW.”

The S&P 500® Equal Weight Index is designed to be the size-neutral version of the S&P 500® Index. The S&P 500® Equal Weight Index employs the same eligibility criteria and constituent changes as the S&P 500® Index, and the S&P 500® Equal Weight Index has the same constituents as the S&P 500® Index. At each quarterly rebalancing, each constituent of the S&P 500® Equal Weight Index is allocated the same weight as every other constituent in the index.

Index Construction

The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. Index composition is the same as the S&P 500® Index. Constituent changes are incorporated in the S&P 500® Equal Weight Index as and when they are made in the S&P 500® Index. For additional information about the S&P 500® Index, including the methodology for inclusion in the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.

When a company is added to the S&P 500® Equal Weight Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the S&P 500® Equal Weight Index at a price of $0.00. In such a case, the company’s replacement is added to the index at the weight using the previous day’s closing value, or the most immediate prior business day that the deleted company was not valued at $0.00.

Weighting

The S&P 500® Equal Weight Index is an equal-weighted index, meaning an index where every stock, or company, has the same weight in the index. As stock prices move, the weights will shift and exact equality will be lost. Therefore, an equal weighted index must be rebalanced from time to time to re-establish the proper weighting.

The S&P 500® Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September, and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and investable weight factors (“IWF”) as of the reweighting effective date. For those companies having multiple share class lines in the index, each share class line is assigned a weight that is proportional to its float-adjusted market capitalization as of the second Friday pricing reference date. Since index shares are assigned based on prices one week prior to the rebalancing, the actual weight of each company at the rebalancing differs from the target equal weights due to market movements.

Index Calculation

The overall approach to calculate the level of the S&P 500® Equal Weight Index is the same as the S&P 500® Index; except that each constituent’s market value in the S&P 500® Index is multiplied by its additional weight factor (AWF). The AWF is a number used to convert a constituent’s market value in the S&P 500® Index into an equal weight in the S&P 500® Equal Weight Index at the most recent quarterly rebalancing, while maintaining the total market value of the S&P 500® Index. Between quarterly rebalancings, the AWFs are fixed and therefore the weights of the constituents in the S&P 500® Equal Weight Index will shift as constituent prices increase or decrease. In order to re-establish equal weighting, new AWFs are calculated on a quarterly basis.

August 2023	PS-15

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

Index Maintenance

Several types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Fixed Component Count Index Treatment (Stock Replacements)

The company entering the index goes in at the weight of the company coming out. If a company is being removed at a price of $0.00, the replacement goes in at the weight of the deleted company at the close on the day before the effective date. If more than one company is being replaced in the index on a single date, the replacements are added in the order specified in the client announcement. There will be no change in index market capitalization and no divisor change for stock replacements except where a company is removed at a price of zero as noted above.

Deletion

The weights of all stocks in the index will proportionately change, due to the absolute change in the number of index constituents. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Shares outstanding changes are offset by an AWF. There is no change to the index market capitalization and no divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	IWF changes are offset by an AWF. There is no change to the index market capitalization and no divisor adjustment.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The change in price and shares is offset by an AWF to keep the index market capitalization (stock weight) unchanged. There is no change to the index market capitalization and no divisor adjustment.

Comparison of Historical S&P 500® Equal Weight Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500® Equal Weight Index against the historical performance of the S&P 500® Index from January 2, 2013 through August 4, 2023, each normalized to have a closing value of 100.00 on January 2, 2013 to facilitate a comparison. In the graph below, references to “SPW” are to the S&P 500® Equal Weight Index and references to “SPX” are to the S&P 500® Index.

PAST PERFORMANCE OF THE S&P 500® EQUAL WEIGHT INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500® EQUAL WEIGHT INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

August 2023	PS-16

Citigroup Global Markets Holdings Inc.
Autocallable Buffered Notes Based on the S&P 500® Equal Weight Index Due August 7, 2025

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500® Equal Weight Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Equal Weight Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® EQUAL WEIGHT INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® EQUAL WEIGHT INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® EQUAL WEIGHT INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

August 2023	PS-17